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                        CONSENT OF GRANT THORNTON LLP

We have issued our report dated August 15, 2000 on the balance sheet of Atlas America -- Public #9 Ltd. as of July 31, 2000 and our report dated November 17, 1999 on the consolidated financial statements of Atlas Resources, Inc. and subsidiary as of September 30, 1999 contained in Pre-effective Amendment No. 1 to the Registration Statement (Form SB-2, No. 333-44130) and Prospectus for Atlas America -- Public #9 Ltd. We consent to the use of the aforementioned reports in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

                                       /s/ Grant Thornton, L. L. P.














Cleveland, Ohio
September 8, 2000